As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

LIBERTY GLOBAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112	20-2197030 (I.R.S. Employer Identification No.)

(Address of Principal Executive Offices) (Zip Code)

UNITEDGLOBALCOM, INC. 2003 EQUITY INCENTIVE PLAN
UNITEDGLOBALCOM, INC. 1993 STOCK OPTION PLAN
UNITEDGLOBALCOM, INC. STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS (effective June 1, 1993)
UNITEDGLOBALCOM, INC. STOCK OPTION PLAN FOR
NON-EMPLOYEE DIRECTORS (effective March 20, 1998)
LIBERTY MEDIA INTERNATIONAL, INC. TRANSITIONAL STOCK ADJUSTMENT PLAN
(Full title of plan)

Elizabeth M. Markowski, Esq. Liberty Global, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Robert W. Murray Jr. Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price	Registration Fee (3)
Series A Common Stock, $.01 Par Value	10,749,093	$44.18	$474,894,929	$64,157
Series B Common Stock, $.01 Par Value	1,498,154	$46.85	$70,188,515

(1)	The number of shares of the Registrant’s Series A common stock, par value $.01 per share (“LGI Series A Common Stock), and Series B common stock, par value $.01 per share (“LGI Series B Common Stock” and together with the LGI Series A Common Stock, the “LGI Common Stock”), stated above consists of (a) 6,901,451 shares of LGI Series A Common Stock to be offered under the UnitedGlobalCom, Inc. 2003 Equity Incentive Plan; (b) 2,490,497 shares of LGI Series A Common Stock to be offered under the UnitedGlobalCom, Inc. 1993 Stock Option Plan; (c) 17,240 shares of LGI Series A Common Stock to be offered under the UnitedGlobalCom, Inc. Stock Option Plan for Non-Employee Directors (effective June 1, 1993); (d) 140,075 shares of LGI Series A Common Stock to be offered under the UnitedGlobalCom, Inc. Stock Option Plan for Non-Employee Directors (effective March 20, 1998); and (e) 1,199,830 shares of LGI Series A Common Stock and 1,498,154 shares of LGI Series B Common Stock to be offered under the Liberty Media International, Inc. Transitional Stock Adjustment Plan. Shares of LGI Common Stock issued pursuant to these plans are subject to adjustment in accordance with certain anti-dilution and other provisions of these plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issued pursuant to these plans after the operation of any such anti-dilution and other provisions.

(2)	Based upon the average of the high and low prices reported for Liberty Media International, Inc. (“LMI”) Series A common stock, par value $.01 per share (the “LMI Series A Common Stock”), and Liberty Media International, Inc. Series B common stock, par value $.01 per share (the “LMI Series B Common Stock” and together with the LMI Series A Common Stock, the “LMI Common Stock”), on the Nasdaq National Market on June 14, 2005. The prices of LMI Common Stock have been used for these purposes because shares of LMI Common Stock were converted into shares of the corresponding series of LGI Common Stock on a one-for-one basis, on June 15, 2005, pursuant to the Agreement and Plan of Merger, dated as of January 17, 2005 (the “Merger Agreement”), by and among the Registrant, LMI, UnitedGlobalCom, Inc. (“UGC”) and two wholly owned transitory merger subsidiaries of the Registrant.

(3)	Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $64,075, which was paid by LMI on February 14, 2005, with its preliminary joint proxy statement/prospectus on Schedule 14A (Commission File. No. 000-50671). The registration fee so paid by LMI, in the aggregate amount of $1,424,066.30, also applied to the Registrant’s related Registration Statement on Form S-4 (File No. 333-124583), as filed on May 3, 2005 (and thereafter amended), registering the issuance of an aggregate of 273,465,032 shares of LGI Series A Common Stock and 10,331,016 shares of LGI Series B Common Stock pursuant to the Merger Agreement, which shares are in excess of those used to effect the conversion of outstanding shares of LMI Common Stock and UGC common stock into shares of LGI Common Stock pursuant to the Merger Agreement. The remaining portion of the registration fee required in connection with this Registration Statement, in the amount of $82, is being paid herewith.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
SIGNATURES
Exhibit Index
Opinion/Consent of Baker Botts LLP Re: Legality
Consent of KPMG LLP
Consent of KPMG AZSA & Co.
Consent of KPMG AZSA & Co.
Consent of Finsterbusch Pickenhayn Sibille
Consent of KPMG LLP
Consent of Ernst & Young Ltda.
Consent of KPMG LLP
Consent of Ernst & Young
Information Re: Absence of Consent of Arthur Andersen LLP

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Liberty Global, Inc. (“Liberty Global” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Commission by the Company and its predecessor, Liberty Media International, Inc. (“LMI”), under the federal securities laws are incorporated herein by reference:

     (a) Liberty Global’s Current Report on Form 8-K, filed on June 16, 2005.

     (b) LMI’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, originally filed on March 14, 2005, as amended by Amendment No. 1 thereto filed on March 25, 2005, Amendment No. 2 thereto filed on April 19, 2005, Amendment No. 3 thereto filed on April 28, 2005 and Amendment No. 4 thereto filed on May 2, 2005.

     (c) LMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005.

     (d) All other reports filed by LMI pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004.

     (e) The description of the Company’s Series A common stock, par value $.01 per share, and Series B common stock, par value $.01 per share, set forth under the heading “Description of Liberty Global Capital Stock” in the joint proxy statement/prospectus included in Liberty Global’s Registration Statement on Form S-4 (File No. 333-124583) filed with the Commission on May 3, 2005, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Liberty Global with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Liberty Global pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequent Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of Liberty Global provides as follows:

     1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Global shall not be liable to Liberty Global or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty Global existing at the time of such repeal or modification.

     2. Indemnification.

     (a) Right to Indemnification. Liberty Global shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Global or while a director or officer of Liberty Global is or was serving at the request of Liberty Global as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. Liberty Global shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Global.

     (b) Prepayment of Expenses. Liberty Global shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 30 days after a written claim therefor has been received by Liberty Global, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty Global shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of Liberty Global, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

     (e) Insurance. The board of directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at Liberty Global’s expense insurance: (i) to indemnify Liberty Global for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Section E of the Charter; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by Liberty Global under the provisions of Section E of the Charter.

     (f) Other Indemnification. Liberty Global’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7. Exemption from Registration Claimed.

     Not Applicable

Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated June 15, 2005 (Commission File No. 000-51360) (the “Merger 8-K”))

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

Exhibit No.	Description
4.3	Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.4	Specimen Certificate for shares of Series B common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.5	UnitedGlobalCom, Inc. (“UGC”) 2003 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.6	UGC 1993 Stock Option Plan, amended and restated as of January 22, 2004 (incorporated by reference to Exhibit 10.6 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.7	UGC Stock Option Plan for Non-Employee Directors, amended and restated as of January 22, 2004 (effective June 1, 1993) (incorporated by reference to Exhibit 10.7 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.8	UGC Stock Option Plan for Non-Employee Directors, amended and restated as of January 22, 2004 (effective March 20, 1998) (incorporated by reference to Exhibit 10.8 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.9	Liberty Media International, Inc. (“LMI”) Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to LMI’s Registration Statement on Form 10, dated May 24, 2004 (File No. 000-50671))

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of KPMG AZSA & Co.

23.3	Consent of KPMG AZSA & Co.

23.4	Consent of Finsterbusch Pickenhayn Sibille

23.5	Consent of KPMG LLP

23.6	Consent of Ernst & Young Ltda.

Exhibit No.	Description
23.7	Consent of KPMG LLP

23.8	Consent of Ernst & Young

23.9	Information regarding absence of consent of Arthur Andersen LLP

23.10	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-10)

Item 9. Undertakings.

(a)	The Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Englewood, State of Colorado, on June 17, 2005.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski

Name: Title:	Elizabeth M. Markowski Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth M. Markowski, Bernard G. Dvorak and Michael T. Fries his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ John C. Malone	Chairman of the Board and Director	June 17, 2005

John C. Malone

/s/ Michael T. Fries	President, Chief Executive Officer	June 17, 2005

Michael T. Fries	(Principal Executive Officer) and
Director

/s/ Charles H.R. Bracken	Senior Vice President and Co-Chief	June 17, 2005

Charles H.R. Bracken	Financial Officer (Principal Financial Officer)

/s/ Bernard G. Dvorak	Senior Vice President and Co-Chief	June 17, 2005

Bernard G. Dvorak	Financial Officer (Principal
Accounting Officer)

/s/ John P. Cole	Director	June 17, 2005

John P. Cole

/s/ John W. Dick	Director	June 17, 2005

John W. Dick

/s/ Paul A. Gould	Director	June 17, 2005

Paul A. Gould

/s/ David E. Rapley	Director	June 17, 2005

David E. Rapley

Name	Title	Date
/s/ Larry E. Romrell	Director	June 17, 2005

Larry E. Romrell

/s/ Gene W. Schneider	Director	June 17, 2005

Gene W. Schneider

/s/ J.C. Sparkman	Director	June 17, 2005

J.C. Sparkman

/s/ J. David Wargo	Director	June 17, 2005

J. David Wargo

Exhibit Index

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated June 15, 2005 (Commission File No. 000-51360) (the “Merger 8-K”))

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.3	Specimen Certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.4	Specimen Certificate for shares of Series B common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 3.2 to the Merger 8-K)

4.5	UnitedGlobalCom, Inc. (“UGC”) 2003 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.9 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.6	UGC 1993 Stock Option Plan, amended and restated as of January 22, 2004 (incorporated by reference to Exhibit 10.6 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.7
UGC Stock Option Plan for Non-Employee Directors, amended and restated as of January 22, 2004 (effective June 1, 1993) (incorporated by reference to Exhibit 10.7 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.8
UGC Stock Option Plan for Non-Employee Directors, amended and restated as of January 22, 2004 (effective March 20, 1998) (incorporated by reference to Exhibit 10.8 to the UGC Form 10-K for the year ended December 31, 2003 (File No. 000-496-58))

4.9
Liberty Media International, Inc. (“LMI”) Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to LMI’s Registration Statement on Form 10, dated May 24, 2004 (File No. 000-50671))

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of KPMG AZSA & Co.

Exhibit No.	Description
23.3	Consent of KPMG AZSA & Co.

23.4	Consent of Finsterbusch Pickenhayn Sibille

23.5	Consent of KPMG LLP

23.6	Consent of Ernst & Young Ltda.

23.7	Consent of KPMG LLP

23.8	Consent of Ernst & Young

23.9	Information regarding absence of consent of Arthur Andersen LLP

23.10	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (begins on page II-10)